Exhibit 23.3

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement on Amendment No. 2 to Form S-4 (File No. 333-289742) of our reports dated February 26, 2025 relating to the financial statements of Core Scientific, Inc. and the effectiveness of internal control over financial reporting of Core Scientific, Inc. appearing in the Annual Report on Form 10-K of Core Scientific, Inc. for the year ended December 31, 2024. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Marcum LLP

Costa Mesa, CA
September 25, 2025